Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

June 2012 Performance Update

The Frontier Fund Supplement Dated June 30, 2012 to Prospectus Dated April 30, 2012.

The Frontier Fund Class 2 New

T H E   F R O N T I E R   F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	June 30, 2012 MTD	June 30, 2012 YTD	NAV / Unit
Frontier Diversified Series-2	-4.11%	-0.93%	$102.99
Frontier Long/Short Commodity Series-2a	-2.31%	-4.47%	$121.54
Frontier Masters Series-2	-4.98%	2.68%	$107.65

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of June 30, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$2,792,520.37
Unrealized trading gain (loss)	(5,241,897.11)
Less: Commissions	(79,296.23)
Less: Trading Fee paid to Managing Owner	(113,336.16)
Interest income	82,567.00

Total Income	(2,559,442.13)
EXPENSES
Broker service fees	11,952.45
Incentive fees	(110,388.26)
Management fees	67,222.61

Total Expenses	(31,213.20)

Net Income (Loss)	$(2,528,228.93)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	574,347.97150	$61,690,921.06	$107.41
Current month additions	237.62440	25,000.00
Current month redemptions	(5,809.81970)	(607,576.23)
Net income (loss) for current month		(2,528,228.93)	(4.42)

Net asset value, end of current month	568,775.77620	$58,580,115.90	$102.99

	Monthly rate of return		-4.11%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$583,858.25
Unrealized trading gain (loss)	(762,463.57)
Less: Commissions	(12,750.93)
Less: Trading Fee paid to Managing Owner	(23,385.95)
Interest income	20,885.08

Total Income	(193,857.12)
EXPENSES
Broker service fees	2,465.37
Incentive fees	61,155.12
Management fees	36,270.40

Total Expenses	99,890.89

Net Income (Loss)	$(293,748.01)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	100,962.05480	$12,560,589.10	$124.41
Current month additions	2,415.09684	298,250.00
Current month redemptions	(451.87624)	(55,519.50)
Net income (loss) for current month		(293,748.01)	(2.87)

Net asset value, end of current month	102,925.27540	$12,509,571.59	$121.54

	Monthly rate of return		-2.31%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                     /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$226,444.65
Unrealized trading gain (loss)	(1,150,238.16)
Less: Commissions	(12,279.93)
Less: Trading Fee paid to Managing Owner	(35,242.78)
Interest income	28,348.81

Total Income	(942,967.41)
EXPENSES
Broker service fees	3,716.69
Incentive fees	(30,760.99)
Management fees	38,240.42

Total Expenses	11,196.12

Net Income (Loss)	$(954,163.53)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	169,214.20740	$19,169,508.30	$113.29
Current month additions	555.22297	62,750.00
Current month redemptions	(897.30217)	(99,538.61)
Net income (loss) for current month		(954,163.53)	(5.64)

Net asset value, end of current month	168,872.12820	$18,178,556.16	$107.65

	Monthly rate of return		-4.98%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                     /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 2

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$5,939,308.58
Unrealized trading gain (loss)	(11,156,791.01)
Less: Commissions	(168,904.57)
Less: Trading Fee paid to Managing Owner	(240,928.90)
Interest income	175,887.30

Total Income	(5,451,428.60)
EXPENSES
Trading fees	0.00
Broker service fees	119,599.66
Incentive fees	(202,143.52)
Management fees	143,172.02

Total Expenses	60,628.16

Net Income (Loss)	$(5,512,056.76)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,253,210.32250	$130,927,312.93	$104.47
Current month additions	12,905.39915	1,286,189.79
Current month redemptions	(16,320.60035)	(1,655,574.41)
Net income (loss) for current month		(5,512,056.76)	(4.42)
Net asset value, end of current month	1,249,795.12140	$125,045,871.55	$100.05

	Monthly rate of return		-4.23%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$3,133,415.03
Unrealized trading gain (loss)	(4,082,059.53)
Less: Commissions	(68,696.98)
Less: Trading Fee paid to Managing Owner	(81,314.08)
Interest income	112,495.22

Total Income	(986,160.34)
EXPENSES
Trading fees	0.00
Broker service fees	35,840.32
Incentive fees	328,180.18
Management fees	271,405.79

Total Expenses	635,426.29

Net Income (Loss)	$(1,621,586.63)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	497,081.70847	$68,158,083.56	$137.12
Current month additions	8,159.88728	1,135,028.01
Current month redemptions	(10,131.96946)	(1,385,626.67)
Net income (loss) for current month		(1,621,586.63)	(3.24)
Net asset value, end of current month	495,109.62629	$66,285,898.27	$133.88

	Monthly rate of return		-2.36%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$668,533.38
Unrealized trading gain (loss)	(3,425,473.71)
Less: Commissions	(36,674.85)
Less: Trading Fee paid to Managing Owner	(105,058.14)
Interest income	84,713.23

Total Income	(2,813,960.09)
EXPENSES
Trading fees	0.00
Broker service fees	62,618.07
Incentive fees	(91,552.90)
Management fees	114,251.59

Total Expenses	85,316.76

Net Income (Loss)	$(2,899,276.85)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	520,007.03220	$56,899,866.61	$109.42
Current month additions	7,978.74699	836,211.54
Current month redemptions	(2,568.72469)	(274,745.79)
Net income (loss) for current month		(2,899,276.85)	(5.57)
Net asset value, end of current month	525,417.05460	$54,562,055.51	$103.85

	Monthly rate of return		-5.10%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                     /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER MASTERS SERIES